                                                                      Exhibit 12

                          DEAN WITTER, DISCOVER & CO.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              Year Ended December 31,
                                            --------------------------
                                              1994     1995      1996
                                            -------- -------   -------
Earnings
   Income before income taxes               $1,214.6 $1,395.9 $1,545.1
   Interest expense                          1,048.5  1,514.8  1,566.2
   Interest factor in rent expense              49.5     51.0     54.2
                                            -------- -------- --------
      Total earnings                        $2,312.6 $2,961.7 $3,165.5
                                            ======== ======== ========
Fixed charges
   Interest expense                          1,048.5  1,514.8  1,566.2
   Interest factor in rent expense              49.5     51.0     54.2
                                            -------- -------- --------
      Total fixed charges                   $1,098.0 $1,565.8 $1,620.4
                                            ======== ======== ========
Ratio of earnings to fixed charges               2.1      1.9      2.0
                                            ======== ======== ========


"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the the interest factor.